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Exhibit 10.1

ELEVENTH SUPPLEMENT
TO
MASTER LOAN GUARANTY AGREEMENT

        This ELEVENTH SUPPLEMENT TO MASTER LOAN GUARANTY AGREEMENT (this "Eleventh Supplement") is made and entered into as of July 1, 2007, by and between THE EDUCATION RESOURCES INSTITUTE, INC. ("TERI"), a private non-profit corporation organized under Chapter 180 of the Massachusetts General Laws, with its principal place of business at Park Square Building, 4th Floor, 31 St. James Avenue, Boston, Massachusetts 02116 and THE FIRST MARBLEHEAD CORPORATION ("FMC"), a Delaware corporation having a principal place of business at 800 Boylston Street, 34th Floor Boston, Massachusetts 02199-8157. This supplements the MASTER LOAN GUARANTY AGREEMENT dated as of February 2, 2001, entered into by TERI and FMC, and previously supplemented in a First Supplement to Master Loan Guaranty Agreement dated February 1, 2002, a Second Supplement to Master Loan Guaranty Agreement dated January 1, 2004, a Third Supplement to Master Loan Guaranty Agreement dated as of May 1, 2004, a Supplement to Master Loan Guaranty Agreement 2004 S-1 dated June 1, 2004, a Fourth Supplement to Master Loan Guaranty Agreement dated October 1, 2004 ("Fourth Supplement"), a Fifth Supplement to Master Loan Guaranty Agreement dated October 6, 2005 (as amended in a First Amendment to Fifth Supplement dated November 16, 2005) ("Fifth Supplement"), a Sixth Supplement to Master Loan Guaranty Agreement dated September 30, 2005, a Seventh Supplement to Master Loan Guaranty Agreement dated December 15, 2005, an Eighth Supplement to Master Loan Guaranty Agreement dated May 1, 2006, a Ninth Supplement to Master Loan Guaranty Agreement dated as of July 28, 2006 ("Ninth Supplement"), and a Tenth Supplement to Master Loan Guaranty Agreement dated as of March 1, 2007 ("Tenth Supplement") (as so supplemented, the "MLGA"). Capitalized terms used herein without definition have the meanings set forth in the MLGA.

        WHEREAS, a portion of the guaranty fees collected by TERI with regard to TERI-guaranteed loans included in a Securitization Transaction (the "Guaranty Fees") are placed in the Pledged Account relating to such Securitization Transaction and not immediately available to TERI; and

        WHEREAS, TERI desires the timing of its cash flows from Securitization Transactions to correspond to its costs of loan origination and other current operations; and

        WHEREAS, in the Fourth Supplement, the parties agreed to modify the structure of future Securitization Transactions to assist TERI in this regard, in particular to provide TERI with the right to elect to reduce by 25 basis points (.25%) the percentage of Guaranty Fees placed in the Pledged Account; and

        WHEREAS, in the Fifth Supplement, the parties agreed to further modify the structure of Securitization Transactions closing between October 6, 2005 and June 30, 2006 by, among other things, providing for an additional reduction of 65 basis points (.65%) in the percentage of Guaranty Fees placed in the Pledged Account for such Securitization Transactions; and

        WHEREAS, pursuant to the Ninth Supplement TERI received the right to elect to make adjustments to its cash and deferred cash revenues derived from Securitization Transactions closing between August 1, 2006, and June 30, 2007.

        WHEREAS, the parties desire to extend the right of TERI to make elections annually as described above for the duration of the Master Loan Guaranty Agreement, subject to the procedures described herein.

        NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is hereby agreed as follows:

1.
Definitions.

        (a)   "Disbursement Administration Fee Percentage" shall mean the percentage of Guaranty Fees (expressed as a percentage of the gross loan amount at disbursement (including financed fees)) not placed in the Pledged Account, as set forth in Column 4a of Schedule 3.3 attached to each Guaranty Agreement between TERI and the entities whose loans are sold in the subject Securitization Transaction.

        (b)   "Disbursement Administration Fees" shall mean the total amount of Guaranty Fees not placed in the Pledged Account, which amount shall equal the Disbursement Administration Fee Percentage multiplied by the gross loan amount at disbursement (including financed fees)) of loans included in the subject Securitization Transaction.

        (c)   "Additional Administration Fee Election" shall mean the percentage of Guaranty Fees (expressed as a percentage of the gross loan amount at disbursement (including financed fees)) that TERI elects to exclude from the Pledged Account under this 11th Supplement provided that the sum of the Additional Administration Fee Election and the Disbursement Administration Fee Percentage shall in no event exceed 240 basis points (2.40%). Expanded Tier fees shall not be considered part of any Additional Administration Fee Election.

        (d)   "Total Administration Fee Percentage" shall mean the percentage of Guaranty Fees [expressed as a percentage of the gross loan amount at disbursement (including financed fees)] not placed in the Pledged Account, calculated as the sum of the Disbursement Administration Fee Percentage and any Additional Administration Fee Election. The Total Administration Fee Percentage shall be between 1.50% and 2.40%, as elected by TERI as set forth in this Eleventh Supplement, plus Expanded Tier fees.

        (e)   "Risk-Adjusted Administration Fee Percentage" shall mean the percentage of Guaranty Fees (expressed as a percentage of the gross loan amount of disbursement (including financed fees)) not placed in the Pledged Account at the time of a Securitization Transaction, computed by applying the percentages set forth in Column 4b of Schedule 3.3 attached to each Guaranty Agreement between TERI and the entities whose loans are sold in the subject Securitization Transaction.

        (f)    "Total Administration Fees" shall mean the total amount of Guaranty Fees not placed in the Pledged Account, which amount shall equal the Total Administration Fee Percentage multiplied by the gross loan amount at disbursement (including financed fees) of TERI-guaranteed loans included in a subject Securitization Transaction, plus Expanded Tier Fees.

        (g)   "Expanded Tier Fees" shall mean fees due to TERI at the time of a securitization transaction pursuant to Section 3(a) of the Eighth Supplement to Master Loan Guaranty Agreement and Seventh Supplement to Master Servicing Agreement dated as of May 1, 2006 ("Eighth Supplement").

        2.    Amount of Fee; TERI Election.    For each fiscal year (July 1-June 30) between July 1, 2007 and June 30, 2011, TERI shall make its Additional Administration Fee Election in a writing delivered to FMC: (a) for the fiscal year July 1, 2007 to June 30, 2007, on or before September 19, 2007, and (b) for each fiscal year thereafter, on or before June 30th for the succeeding fiscal year. Such notice shall set forth the amount of the Disbursement Administration Fee Percentage and corresponding Additional Administration Fee Election for Securitization Transaction(s) during the fiscal year. Upon receipt of any written election by TERI pursuant to this Eleventh Supplement, FMC shall in good faith attempt to structure the Securitization Transactions during the fiscal year in question to accommodate TERI's election. If, as a result of marketing factors, rating agency concerns or otherwise, FMC is unable to accommodate such election, as determined by FMC in its sole discretion, the Total Administration Fee Percentage shall be the greater of (a) the Risk-Adjusted Administration Fee Percentage or (b) 150 basis points (1.50%) multiplied by the gross loan amount at disbursement

(including financed fees) of TERI-guaranteed loans included in the subject Securitization Transaction plus, in either case, Expanded Tier fees due to TERI.

        3.    Equity Adjustment.    TERI agrees that for each Securitization Transaction for which TERI has made an Additional Administration Fee Election, the parties shall adjust their relative ownership percentages of residual equity interests in the Purchaser Trust that are set forth in section 3.02 of the MLGA. Such adjustment shall result in an increase in such ownership percentage of FMC, and a decrease in such ownership interest of TERI, in an amount equal to the amount by which the Total Administration Fee Percentage exceeds 150 basis points (1.50%) multiplied by the gross loan amount at disbursement (including financed fees) of TERI-guaranteed loans included in the subject Securitization Transaction, discounted to present value using a discount factor consistent with generally accepted accounting principles.

4.
Transfer and Reconciliation.

        (a)   If the amount of the Total Administration Fees exceeds the amount of Disbursement Administration Fees, FMC shall structure each Securitization Transaction such that the Total Administration Fees, less Disbursement Administrative Fees, are released to TERI from the Pledged Account at the time that the amount of the Pledged Account is transferred to the Purchaser Trust. The payment shall be computed based upon the principal amount of TERI-guaranteed loans as estimated on the closing date of any Securitization Transaction and shall be reconciled based on final portfolio information in conjunction with reconciliation of the Securitization Transaction generally. Notwithstanding the foregoing, for purposes of this Subsection 4(a), if the sum of the Risk Adjusted Administration Fee Percentage and the Additional Administration Fee Election in any Securitization Transaction exceeds 240 basis points (2.40%), the Additional Administration Fee Election shall be deemed reduced to an amount equal to the difference between 240 basis points (2.40%) and said Risk Adjusted Administration Fee.

        (b)   If the amount of the Total Administrative Fees equals the amount of Disbursement Administration Fees, no funds shall be released to TERI from the Pledged Account at the time of the subject Securitization Transaction.

        (c)   If the amount of the Total Administration Fees is less than the amount of Disbursement Administration Fees (for example, if the Total Administration Fee Percentage is 1.50% and the Disbursement Fee Percentage is 1.75%), the difference shall be withheld from guaranty fees otherwise due to TERI at the time of the Securitization Transaction and placed into the Pledged Account. The amount withheld shall be computed based upon the principal amount of TERI-guaranteed loans as estimated on the closing date of any Securitization Transaction and shall be reconciled based on final portfolio information in conjunction with reconciliation of the Securitization Transaction generally.

        (d)   Expended Tier fees shall be paid to TERI under the terms of the Eighth Supplement without regard to Sections 4(a), (b), and (c) of this Eleventh Supplement.

5.    Effect on Other Agreements.    This Eleventh Supplement supersedes the Ninth Supplement in its entirety. Commitments already made pursuant to the Ninth Supplement shall be performed in accordance with the terms thereof. With respect to Securitization Transactions closed after July 1, 2007, the Ninth Supplement shall have no force or effect. Except as set forth in the preceding two sentences, and as supplemented herein, the MLGA, as amended, shall continue in full force and effect.

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        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the date provided above.

THE FIRST MARBLEHEAD CORPORATION		THE EDUCATION RESOURCES INSTITUTE, INC.
By:	/s/ ANNE P. BOWEN	By:	/s/ WILLIAM G. DAVIDSON, JR.

Its:	Executive Vice President	Its:	Treasurer and CFO

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  Exhibit 10.1